EXHIBIT 10.32

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT (“First Amendment”) to that certain employment agreement entitled Fourth Amended and Restated Employment Agreement, effective May 10, 2012, by and between CytRx Corporation, a Delaware corporation (“Employer”), and Steven A. Kriegsman, an individual and resident of the State of California, (“Employee”) (the “Employment Agreement”), is made and is effective as of March 4, 2014.

WHEREAS, Employer believes that Employee has been and will continue to be an integral part of its management and is and will continue to be responsible for developing its business; and

WHEREAS, Employer and Employee desire to amend the Employment Agreement under which Employee shall continue to serve on a full-time basis as Employer’s President and Chief Executive Officer on the terms set forth in the Agreement and this First Amendment.

NOW THEREFORE, upon the above premises, and in consideration of the mutual covenants and agreements herein contained, the parties agree to amend the Employment Agreement as follows:

1. Section 5. Term. The first sentence is amended in part to read “Employee’s employment under this Agreement shall commence on the Effective Date and shall continue until December 31, 2018 (the “Expiration Date”), unless sooner terminated by Employer or Employee in accordance with Section 7 (the “Term”).” The remainder of that sentence and Section 5 is unchanged.

2. Section 6, Subsection 6.1. Salary. The first sentence is amended to read “Commencing as of the Effective Date, Employer shall pay Employee an annual salary of $850,000 per year, in 24 equal semi-monthly installments on the 15th and last day of each month during the Term.”

3. A new section 6.2.1. Retention Bonus, is added, to read: “Employee shall receive a one-time bonus of $300,000, payable promptly following execution of this First Amendment.”

4. Subsection 6.6., Employee Benefit Plans and Fringe Benefits, is amended to delete from the second sentence the specific term “of $5,000.” The sentence shall now be “During the Term, Employer shall also continue to make fixed annual premium payments on the Transamerica Occidental Life Insurance Company policy insuring Employee under which Employee or his designee is the beneficiary.”

Upon execution by Employee and Employer, this First Amendment will be made a part of the Employment Agreement and incorporated by reference therein. All other terms and conditions of the Employment Agreement not affected by the terms of this First Amendment shall remain in full force and in the case of conflict between the Employment Agreement and this First Amendment, the terms of this First Amendment shall take precedence.

This First Amendment may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement.

IN WITNESS WHEREOF, this First Amendment is executed as of the day and year first above written.

“EMPLOYER”

CytRx Corporation, a Delaware Corporation

By: /s/ Max Link, Ph.D.__________________________________
Name: Max Link, Ph.D.
Title: Chairman of the Board

“EMPLOYEE”

By: /s/ Steven A. Kriegsman__________________________________
       Steven A. Kriegsman